EXHIBIT 10.9

Message From: Jerry R. Farrar
Sent: Tuesday, November 25, 2003 11:00 AM
To: Howard Cohn
Subject: Layoff November 30, 2003 and Mutual Agreement

Between what we had hoped earlier this year, even though we mutually assessed the risks back in June and July 2003, and where we are today, it's a great distance from where we had hoped to be. What it is, it is and so we need to move forward.

1. Effective, November 30, 2003, we must lay you off. This situation is personally disappointing to me.

2. The employment agreement of June 18, 2003 is rescinded by mutual agreement subject to the following terms and conditions:

          a. Medstrong agrees to the issuance of 350,000 non-qualified shares of MSRG common stock at a price of $0.01 per share to be immediately vested.

          b. Medstrong International Corporation acknowledges that salary is owed to Howard Cohn in the amount of $26,169.00, is accrued on the books and records of Medstrong International Corporation and is payable as a priority liability.

          c. Medstrong will pay for continuation of health insurance through Cobra for a period of three months.

          d.  Medstrong will deliver a check for $1000.00 as discussed.

          e. Howard Cohn agrees to waive stock grants per paragraph 5b of the employment agreement dated June 18, 2003,

          f. Howard Cohn agrees to waive the severance clause per paragraph 10 of the employment agreement dated June 18, 2003.

          g. Medstrong International Corporation acknowledges that this Layoff and Mutual Agreement has been duly authorized by the Board of Directors and the Board has agreed to all the terms and conditions stated above.

3. Medstrong International Corporation and Howard Cohn agree that he will assist in the preparation of required SEC filings and accounting closings on an as needed basis as an outside consultant. Compensation for these duties to be determined.


Howard, my appreciation for your fine work. As stated, the office continues to be yours and any services we can provide you during this period. I will also need your assistance on various issues from time to time, and hope you will be able to fit us in when the situations arise. The objective is to rehabilitate the company and grow shareholder interest where we all benefit.

Sincerely,
JERRY